UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    February 2, 2015

LANDAUER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9788 (Commission File Number)	06-1218089 (IRS Employer Identification No.)

2 Science Road, Glenwood, Illinois	60425
(Address of Principal Executive Offices)	(Zip Code)

(708) 755-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

On January 30, 2015, the Audit Committee of the Board of Directors of Landauer, Inc. (the “Company”) and management of the Company concluded, after discussion with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, that the consolidated financial statements as of September 30, 2013  and for the year then ended included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, should no longer be relied upon as a result of errors in our financial statements as further described below:

•	Income Taxes - The Company did not properly evaluate income between taxing jurisdictions for certain items.

•

Revenue Recognition and accounts receivable - The Company identified a number of errors in the application of its revenue recognition policies, including (1) improper deferral of revenue for portion of badge wear period remaining at the end of each month, (2) incorrect recognition of revenue for certain customers in accordance with contractually established terms and conditions , (3)  recognition of revenue prior to the transfer of the risk of loss to customers, (4) incorrect accounting for credit memos issued to customers either before or after the related revenue was recognized, and (5) lack of estimation of bad debt reserves at one of its foreign affiliates.

•	Dosimetry devices – The Company did not properly account for certain dosimetry devices, based on the expected useful life of the devices as determined by the wear period of the related badges.

•	Investments – The Company recorded fixed income mutual fund investments held by one of its foreign subsidiaries as cash, instead of properly classifying them as available-for-sale securities.

•	Sales taxes – The Company did not accrue nor did it collect and remit sales taxes to the proper taxing jurisdictions.

•

Intangible assets –The Company did not properly amortize certain customer lists and trademarks based on their assigned useful lives and, therefore, did not record amortization expense in the proper periods.

•

Equity in joint ventures – The Company identified the following errors related to accounting for its joint ventures: (1) The Company did not record its share of equity income in its equity investees in the proper periods, (2) the Company did not properly eliminate intra-entity profit on sales to one of its joint ventures accounted for on the equity method, and (3) The Company did not properly eliminate intra-entity profit on sales of equipment to one of its joint ventures when the joint venture had not yet transferred the risk of loss to its customer.

•

Employee bonuses – The Company did not properly adjust its accrual for bonuses based on performance against established targets for the year and, therefore, did not record compensation expense in the proper period.

•	Foreign currency transaction gains and losses – The Company did not properly account for gains and losses on certain transactions denominated in currencies other than the functional currency.

The errors summarized above also affected the fiscal 2014 interim and fiscal 2013 interim consolidated financial statements referred to in our Quarterly Reports on Form 10-Q filed February 2, 2014, May 19, 2014 and August 11, 2014. Restated quarterly financial information will be included in our 2014 Form 10-K.

In addition, our management has concluded that the company’s internal control over financial reporting was not effective as of September 30, 2014 due to the material weaknesses in the company’s internal control over financial reporting described below:

Control Environment - We did not maintain an effective control environment as we did not maintain a sufficient complement of personnel with an appropriate level of knowledge of accounting, experience and training commensurate with our financial reporting requirements. Additionally, we did not consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives.  These material weaknesses contributed to the following control deficiencies, each of which is considered to be a material weakness:

Consolidated Statement of Cash Flows -We did not design and maintain effective controls over the preparation and review of our Consolidated Statement of Cash Flows.  Specifically, controls were not designed to evaluate whether transactions were properly classified within the Consolidated Statement of Cash Flows, including nonrecurring transactions and adjustments pertaining to purchases of property, plant and equipment.

IT general controls and segregation of duties - We did not design and maintain processes and procedures that restrict access to key financial systems and records to appropriate users and evaluate whether appropriate segregation of duties is maintained. Specifically, certain personnel had access to financial application, programs and data beyond that needed to perform their individual job responsibilities without independent monitoring.

Risk Assessment - We did not maintain effective risk assessment with regard to our processes and procedures commensurate with our financial reporting requirements. Specifically, we did not design and implement controls in response to risks of misstatement of the financial statements.  This material weakness contributed to the following control deficiencies, each of which is considered to be a material weakness:

Revenue  - We did not maintain processes and procedures that were adequately designed, documented and executed to support the accurate and timely reporting of revenue and the related receivables. Specifically, we did not design and maintain effective controls to evaluate whether revenue was recognized in accordance with agreed-upon terms and conditions, including customer order entry, pricing, customer acceptance provisions, and recorded in the proper period.

Foreign affiliate cash and investments  - We did not maintain processes and procedures that were adequately designed, documented and executed to evaluate whether cash and investments held by foreign affiliates were appropriately accounted for and classified.

The impact of the related restatements of the Company’s previously filed consolidated financial statements will be explained in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014, which the Company filed on February 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3
LANDAUER, INC.

February 3, 2015	By:	/s/ Mark A. Zorko
Mark A. Zorko Interim Chief Financial Officer